EXHIBIT 10.33

August 18, 2010

Stefan Parker
5 Wood Duck Place
Waterford, NY 12188

Dear Stefan,

On August 18, 2010, the Compensation Committee of the American Bio Medica Corporation (“ABMC” or the “Company”) Board of Directors recommended that the base salary outlined in your August 22, 2007 employment letter (the “Employment Letter”) be increased from $120,000 on an annualized basis, to $145,000 on an annualized basis. Upon consideration of this recommendation, the Board of Directors of the Company, upon a duly made, seconded and unanimously carried motion, adopted a resolution that your base salary be increased to $145,000 on an annualized basis.

This letter shall serve as an amendment to your Employment Letter. More specifically, the following term shall be amended as follows:

Compensation

Effective August 30, 2010, your base salary will be $12,083.33 per month, which is equivalent to $145,000 on an annualized basis.  You will be eligible for your first performance review by the Board of Directors in August 2011.

If you so desire, the cost of your health insurance (including family coverage if you so require) shall be borne 100% by the Company.  Please notify Human Resources if you wish to receive this benefit.

You shall receive a car allowance of $10,000 per year, to be paid on a monthly basis and subject to tax on your part, and reimbursement for any approved company related expenses.

You shall participate in the Management Bonus Program as approved by the Board of Directors on January 19, 2005, and as amended by the Board of Directors on November 9, 2005.

In all other respects your Employment Letter shall remain in full force and effect and unaltered.

Sincerely,

/s/ Stan Cipkowski
Stan Cipkowski
Chief Executive Officer
By order of the American Bio Medica Corporation Board of Directors

Accepted this 18th Day of August, 2010:

/s/ Stefan Parker
Stefan Parker